Exhibit 4.27

THIS PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

$570,000.00	February 1, 2017

Subject to the terms and conditions of this Secured Convertible Promissory Note (this “Note”), for value received, MINN SHARES INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Thomas J. Kiley (the “Holder”), the principal sum of Five Hundred Seventy Thousand dollars ($570,000.00) (the “Principal Amount”), together with interest thereon accruing on and from the date hereof until the entire Principal Amount is paid (or converted, as provided in Section 2 hereof), at an annual rate equal to one and one-half percent (1.5%) (the “Base Rate”) Interest shall be calculated based on a 365-day year, compounded annually, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law.

This Note is issued by the Borrower pursuant to the Agreement and Plan of Securities Exchange (the “Exchange Agreement”) dated January 11, 2017, by and among EVO CNG, LLC, a Delaware limited liability company (“EVO”), Environmental Alternative Fuels, LLC, a Delaware limited liability company (“EAF”), Danny R. Cuzick (“Danny”), Damon R. Cuzick (“Damon”), Thomas J. Kiley (“Kiley”), Theril H. Lund (“Lund”), and Borrower. This Note is one of a series of four Secured Convertible Notes of even date herewith issued pursuant to the Exchange Agreement: one in the original principal amount of $6,650,000.00 to Danny (the “Danny Note”); one in the original principal amount of $1,140,000.00 to Damon (the “Damon Note”); one in the original principal amount of $1,140,000.00 to Lund (the “Lund Note”); and one in the original principal amount of $570,000.00 to Kiley (the “Kiley Note”) (the Danny Note, the Damon Note, the Lund Note, and the Kiley Note are collectively, the “Notes”). Danny, Damon, Kiley and Lund are collectively referred to herein as the “Holders.”

Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Exchange Agreement.

The Borrower promises to pay to the Holder the Principal Amount, together with interest on the Balance (defined below) at the Base Rate, as follows:

(a)       consecutive quarterly installments of interest on the Balance commencing on the first day of the first calendar quarter after the date of this Note until the Balance has been paid in full in readily payable United States funds or converted into Common Stock (defined below) in the manner provided herein;

(b)       if the Balance and the accrued and unpaid interest thereon (the “Accrued Interest”) have not been previously converted as provided in Section 2 hereof, then the entire Balance and the Accrued Interest shall be automatically converted on the Maturity Date into Common Stock in accordance with Section 2.c, but if and only if the criteria for conversion set forth in Section 2.c are satisfied on the Maturity Date; provided, however,

(c)       if not sooner paid or converted in accordance with Section 2.c, the Balance, all Accrued Interest, and all other amounts due under this Note shall be due and payable in full on February 1, 2026 (the “Maturity Date”) in immediately available United States funds.

Borrower may not prepay all or any part of the Balance until one day after the first anniversary of the date hereof (the “Anniversary Date”) and then if and only if the Accrued Interest is paid in full in readily payable United States funds or converted into Common Stock in accordance with Section 2 hereof. The Borrower thereafter may prepay all or any part of the Balance at any time without the prior written consent of the Holder and without penalty, but only if the then Accrued Interest is paid in full in readily payable United States funds or converted into Common Stock in accordance with Section 2.c.

The following is a statement of certain rights of Holder and the terms and conditions to which this Note is subject and to which the Holder, by acceptance of this Note, agrees:

1.        Ranking of Notes; Application of Payments. This Note shall rank pari passu with the other Notes. All payments and recoveries payable on account of Balance, the Accrued Interest and any other amounts due hereunder shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original Principal Amounts. Subject to the foregoing provisions, all payments will be applied first to the repayment of accrued fees, costs and expenses under this Note, then to Accrued Interest until it has been paid in full, and then to the repayment of the Balance until it has been paid in full.

2.        Conversion of Note.

a.         Definitions.

i.         “Balance” means the outstanding principal balance due under this Note.

ii.        “Bridge Note Issuance” means the issuance of Common Stock to holders of indebtedness of Borrower as set forth on Exhibit A attached hereto, in partial or full repayment thereof.

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iii.       “Common Stock” means the common stock of Borrower, par value $0.0001 per share.

iv.       “Exchange Ratio” means the quotient of the Total Principal divided by the Total Shares, where the Total Principal equals $9,500,000 and the Total Shares equal 70,000,000 adjusted as follows:

(1)       If the Borrower shall at any time or from time to time after the date hereof effect a split or subdivision of the outstanding Common Stock, the Total Shares shall be proportionately increased.

(2)       If the Borrower shall at any time or from time to time after the date hereof combine or effect a reverse split of the outstanding shares of Common Stock, the Total Shares shall be proportionately decreased.

(3)       The number of Total Shares shall be increased to equal seventy percent (70%) of the issued and outstanding shares of capital stock of Borrower, as if all of the Notes could be and were converted or exchanged for Common Stock following (A) the Bridge Note Issuance, (B) the Mini Offering, (C) the issuance of all other shares of capital stock of Borrower that could be issued pursuant to any contract, agreement or arrangement for less than full and adequate consideration, and (D) the issuance of all shares of capital stock of Borrower that are issued for less than full and adequate consideration, but without duplication for the effects of subsections (1) and (2) of this subsection iv, if the issuance of shares of capital stock of Borrower under clauses (A) through (D) of this subsection (3) would result in Borrower having more than 100,000,000 shares of Common Stock issued and outstanding.

(4)       Any adjustment under this subsection iii shall become effective at the close of business on the date the split, subdivision, combination or issuance becomes effective.

v.        “Listing Date” means the business day that immediately precedes the date of the notice of conversion provided by the Holder or the Borrower.

vi.       “Mini Offering” means a private offering of Common Stock to “friends and family” for raising funds in an amount of approximately $2,000,000 for the primary purpose of the payment of indebtedness of Borrower.

vii.      “Private Offering” means the first private offering of Common Stock, including any extended or supplemental offering, after the date of this Note, in an amount not less than $10,000,000.

viii.     “Stock Exchange” means the principal national securities exchange on which shares of Common Stock are listed.

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ix.       “Triggering Event” means:

(1)       reorganization, recapitalization, reclassification, consolidation or merger involving the Borrower in which the Borrower is not the surviving or resulting corporation; or

(2)       the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Borrower of all or substantially all the assets of the Borrower taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Borrower if substantially all of the assets of the Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Borrower.

b.     Optional Conversion of Note by Holder. At any time and from time to time after the Anniversary Date, including at any time within 90 days after the Holder’s receipt of notice of the consummation of the Triggering Event, the Holder may, at the Holder’s option, convert (i) all or part of the Balance (such amount to be converted, the “Converted Principal Amount”) into a number of shares of Common Stock equal to the quotient of the Converted Principal Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the Exchange Ratio; and (ii) all or part of the then Accrued Interest (“PIK”) (such PIK amount to be converted, the “Converted PIK Amount”) into a number of shares of Common Stock equal to the quotient of the Converted PIK Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the greater of (A) the Exchange Ratio or (B) the closing price of a share of Common Stock as reported on the Listing Date on the Stock Exchange. The conversion option at any time under this Section 2.b is limited on a monthly basis to the number of shares of Common Stock equal to 10% of the thirty (30) day average trading volume of shares of Common Stock during the prior calendar month. For purposes of illustration, if the thirty (30) day average trading volume of shares of Common Stock is 100,000 for a given month, then the maximum aggregate number of shares into which the Holder may convert any Balance or PIK shall be 10,000 shares in the following month. If a Triggering Event occurs, and the Holder does not elect to convert all or any of the Balance or the PIK, or both, within 90 days after the Holder’s receipt from the Borrower of notice of the consummation of the Triggering Event, the right to convert by reason of that particular Triggering Event will then terminate, and the Note will be payable in accordance with the terms hereunder.

c.         Mandatory Conversion by Borrower.

i.         Subject to subsection ii of this Section 2.c, if on any date following the Anniversary Date, (i) the closing price as reported on the Listing Date on the Stock Exchange is an amount equal to or greater than (A) 150% of the price that a share of Common Stock was sold in the Private Offering (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), or (B) $10.00 if the Private Offering has not occurred by December 31, 2017 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), and (ii) if the average volume of shares of Common Stock traded on the Stock Exchange has equaled or exceeded 100,000 shares per day for the 30 days prior to the applicable date, Borrower may, at Borrower’s option, convert (A) all or part of the Balance (such amount to be converted, the “Mandatory Converted Amount”) into a number of shares of Common Stock equal to a quotient of the Mandatory Converted Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the Exchange Ratio and (B) all or part of the then accrued but unpaid interest (such amount to be converted, the “Mandatory Converted PIK Amount”) into a number of shares of Common Stock equal to the quotient of the Mandatory Converted PIK Amount(which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the greater of (1) the Exchange Ratio or (2) the closing price of a share of Common Stock as reported on the Listing Date on the Stock Exchange (each such event, a “Mandatory Conversion”).

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ii.        At the time of any Mandatory Conversion, all shares of Common Stock into which any Mandatory Converted Amount or any Mandatory Converted PIK Amount may convert must be registered for sale in any public offering. Borrower and Holder each agree that the intent of this provision is to ensure that Holder may freely trade any Common Stock received as a result of any Mandatory Conversion.

d.         Procedure for Conversion.

i.         Voluntary Conversion. In order for the Holder to voluntarily convert all or part of the Balance or the PIK into shares of Common Stock, the Holder shall (A) provide written notice to the Borrower’s transfer agent at the office of the transfer agent for the Common Stock (or at the principal office of the Borrower if the Borrower serves as its own transfer agent) that the Holder elects to convert all or part of the Balance or the PIK, or both, identifying the Converted Principal Amount or the Converted PIK Amount, or both, to be converted. The notice shall state the Holder’s name or the names of the nominees in which the Holder wishes the shares of Common Stock to be issued.

ii.        Mandatory Conversion. In order for the Borrower to require conversion of all or part of the Balance or the PIK into shares of Common Stock, the Borrower shall provide written notice to the Holder that Borrower elects to convert all or part of the Balance or the PIK, or both, identifying the Mandatory Converted Amount or the Mandatory Converted PIK Amount, or both, to be converted. Upon receipt of such notice, the Holder shall provide to Borrower of the Holder’s name or the names of the nominees in which the Holder wishes the shares of Common Stock to be issued.

iii.       Other Requirements. The close of business on the date of receipt by the transfer agent (or by the Borrower if the Borrower serves as its own transfer agent) of the Holder’s notice of voluntary conversion or the Borrower’s notice of mandatory conversion shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the Balance or the PIK, or both, shall be deemed to be outstanding of record as of such date. The Borrower shall, as soon as practicable after the Conversion Time, issue and deliver to the Holder, or the Holders nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. The Borrower also shall provide to the Holder a proposed form of acknowledgement of the amount of the Balance or the PIK, or both, satisfied by the such conversion and receipt for such certificates, for the Holder to sign and return to the Borrower.

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e.         Reservation of Shares. The Borrower shall at all times when the Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Balance or the PIK, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the full value of the Note, the Borrower shall take such corporate action as may be necessary or appropriate to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Borrower’s Certificate of Incorporation.

f.          Taxes. The Borrower shall pay any and all costs, expense, and taxes of issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Balance or the PIK pursuant to this Section 2. The Borrower shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax (if any) has been paid.

g.         Termination of Rights. Except for the rights to obtain certificates representing shares of Common Stock and as set forth in Section 2.d.iii above or Section 2.h below, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance, all of the Accrued Interest, and all other amounts due hereunder, whether or not this Note has been surrendered to Borrower for cancellation.

h.         Delivery of Stock Certificates. As promptly as practicable after any conversion of this Note into shares of Common Stock as provided herein, Borrower, at its cost and expense, shall issue and deliver to Holder the certificate or certificates evidencing the number of shares of Common Stock that are issuable to the Holder or the Holder’s nominees in connection with a conversion under this Section 2.

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i.          Adjustment for Merger or Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Borrower in which Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, the Balance then outstanding shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Borrower issuable upon conversion of the Balance outstanding immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction.

3.         Security Interest. This Note is secured by all assets of EAF and EAF and by 100% of the membership interests in EAF and EVO pursuant to various documents set forth in the Exchange Agreement and duly executed by the Borrower as provided therein.

4.         Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

a.         The Borrower shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator in respect of such Borrower, as the case may be, or of all or a substantial part of the assets of such Borrower, as the case may be, (ii) admit in writing its inability, to pay debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

b.         Default in the performance of any other obligation under this Note and such failure continues for ten (10) days after written notice to Borrower.

If any Event of Default shall occur, then, at any time thereafter while such Event of Default is continuing, the Holder by written notice to the Borrower may declare the Balance to be immediately due and payable.

5.        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would require or permit the application of the laws of any other jurisdiction.

6.        Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT MAY BE INSTITUTED ONLY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN THE COUNTY OF MARICOPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF, AND SOLE VENUE IN, SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL SUIT, ACTION OR ANY PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Each of the Borrower and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in the Exchange Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 6 shall affect or limit any right to serve process in any other manner permitted by law.

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7.        Collection Expenses. The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all costs and expenses, including reasonable and documented attorneys’ fees, incurred by the Holder in endeavoring to collect or collecting any amounts payable hereunder which are not paid when due.

8.        Amendment. Except as otherwise provided in this Note or in the Exchange Agreement, no modification or amendment hereof shall be effective unless (a) made in a writing signed by appropriate officers of each of Borrower and (b) such amendment or modification is approved in writing by the Holders Representative.

9.        Waiver. Borrower hereby waives presentment, protest, demand for payment, notice of dishonor, notice of protest or nonpayment, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

10.      Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.      Addresses for Notices, etc. All notices, requests, consents, claims, demands, waivers and other communications hereunder, including all requests under Section 9-210 of the Uniform Commercial Code of the State, shall be in writing and shall be deemed to have been given Notices shall be deemed to have been given (a) if mailed by certified or registered mail, four days after the date of mailing, (b) if hand delivered, on the date of delivery, (c) if sent by overnight courier service, on the day after the date of delivery to the courier, (d) if sent by facsimile during the recipient’s normal business hours of the recipient, on the day sent (and if sent after normal business hours, on the opening of the recipient’s business on the next day that is not a Saturday, Sunday or federal legal holiday) and (e) if sent by email, on the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

12.      Headings; Interpretation. In this Note, (a) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (b) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Note and (c) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Note to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

13.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered personally, by facsimile or by electronic transmission (pdf sent via email).

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this Secured Convertible Promissory Note to be executed by its duly authorized officer as of the date first above written.

MINN SHARES INC.

By:	/s/ John Yeros
Name:	John Yeros
Title:	CEO

ACKNOWLEDGEMENT BY HOLDER:

/s/ Thomas J. Kiley
Thomas J. Kiley

Holder’s Address:

2625 East Camelback Road
Phoenix, Arizona 85016

Signature Page to Kiley Note

Exhibit A

List of Bridge Notes

1.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of the Alpeter Family Limited Partnership.

2.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Brian and Renae Clark

3.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Falcon Capital LLC

4.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Honour Capital LP

5.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of James Jackson

6.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of John Honour

7.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Keith and Janice Clark

8.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Kirk Honour

9.	Junior Bridge Note, dated January 1, 2016, by Titan CNG LLC in favor of Stephen and Jayne Clark

10.	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of Red Ocean Consulting, LLC

11.	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of Thomas J. Abood Revocable Trust u/a dated August 17, 2012

12.	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of James Jackson

13.	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of Alpeter Family Limited Partnership

14.	Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC in favor of David M. Leavenworth

15.	Secured Bridge Note, dated September 26, 2016, by Titan CNG LLC in favor of Red Ocean Consulting, LLC

16.	First Amendment to Senior Bridge Loan Documents, dated July 26, 2016, by and among Titan CNG LLC, Titan Blaine, LLC, Titan El Toro, LLC, Titan Diamond Bar, LLC, Thomas J. Abood Revocable Trust U/A Dated August 17, 2012 As Amended, James Jackson, David M. Leavenworth, Alpeter Family Limited Partnership, Bonita Beach Blues, Inc., Red Ocean Consulting, LLC, Scott Honour and Kirk Honour

17.	Convertible Promissory Note, dated November 22, 2016, by Minn Shares Inc. in favor of Joseph H. Whitney.

18.	Convertible Promissory Note, dated November 22, 2016, by Minn Shares Inc. in favor of The Globe Resources Group, LLC.

19.	Convertible Promissory Note, dated November 22, 2016, by Minn Shares Inc. in favor of Richard E. Gilbert.

20.	Second Amendment to Senior Bridge Loan Documents, dated September 26, 2016, by and among Titan CNG LLC, Titan Blaine, LLC, Titan El Toro, LLC, Titan Diamond Bar, LLC, Thomas J. Abood Revocable Trust U/A Dated August 17, 2012 As Amended, James Jackson, David M. Leavenworth, Alpeter Family Limited Partnership, Bonita Beach Blues, Inc., Red Ocean Consulting, LLC, Scott Honour and Kirk Honour.

21.	Payables in the amount of $1,034,058.